UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2023

SANA BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39941	83-1381173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

188 East Blaine Street, Suite 400

Seattle, Washington 98102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (206) 701-7914

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SANA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On August 17, 2023, Sana Biotechnology, Inc. (the “Company”) entered into a Lease Termination Agreement (the “Termination Agreement”) with Pacific Commons Owner, LP (the “Landlord”) for the early termination of that certain Lease Agreement between the Company and the Landlord dated July 13, 2021 (the “Lease”), pursuant to which the Company leased 163,193 square feet of industrial space located at 5567 Cushing Parkway in Fremont, California (the “Fremont Premises”).

Under the Termination Agreement, the Lease will terminate on August 30, 2023, and the Company will surrender its rights to the Fremont Premises on or before such date. The Company will pay the Landlord a termination fee of approximately $3.42 million, and the Landlord will return to the Company the irrevocable letter of credit provided by the Company as security under the Lease. The Termination Agreement provides for a release of claims by each of the Company and the Landlord, subject to certain customary exclusions.

As disclosed pursuant to that certain Current Report on Form 8-K filed by the Company with the SEC on June 1, 2022, the Company entered into an agreement to lease 79,565 square feet of laboratory and office and industrial space in Bothell, Washington (the “Bothell Facility”). The Company is establishing its planned manufacturing facility at the Bothell Facility instead of the Fremont Premises.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sana Biotechnology, Inc.

Date: August 21, 2023	By:	/s/ Bernard J. Cassidy
Bernard J. Cassidy
Executive Vice President and General Counsel